Exhibit 10.18

CIT Group Inc.
Long-Term Incentive Plan
2010 Annual Stock Salary Award Agreement

“Participant”: Joseph M. Leone

CIT Group Inc., a Delaware corporation (“CIT” or the “Company”) is awarding the above-named Participant a regular, periodic grant of shares of Restricted Common Stock (“Annual Stock Salary”) pursuant to the Company’s Amended and Restated Long Term Incentive Plan (the “Plan”). Effective January 1, 2010, the Participant’s Annual Stock Salary will equal $650,000. References to “you” or “your” contained in this Award Agreement shall refer to the Participant. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

     1. Annual Stock Salary.

          (a) Beginning on January 1, 2010, your Annual Stock Salary will accrue and be earned equally over the course of the year, subject to your continued employment with the Company.

          (b) On each date that your base salary with the Company is payable in accordance with the Company’s payroll practices as then in effect (each such date, a “Grant Date”) you will be issued shares of Restricted Common Stock (“Restricted Stock”) equal to (1) the amount of your Annual Stock Salary earned over the relevant payroll period, net of any applicable tax withholdings and deductions pursuant to Section 4(a), divided by (2) the closing price of a Share on the New York Stock Exchange on that date (or, if the New York Stock Exchange is closed on the Grant Date, on the last preceding date on which the Common Stock was traded on the New York Stock Exchange). In the event that Common Stock ceases to be listed or traded in the regular way on the New York Stock Exchange, the value of a Share shall be determined by a methodology approved by the Compensation Committee (the “Committee”) of the Board. The Company may pay cash in lieu of fractional Shares of Restricted Stock.

     2. Vesting; Holding Period; Rights; Distributions.

          (a) Restricted Stock granted pursuant to the Award Agreement shall be immediately vested on the applicable Grant Date.

          (b) Restricted Stock granted pursuant to the Award Agreement shall be subject to a one (1) year holding period following the Grant Date. During this one (1) year holding period, the Restricted Stock may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of this Section 2(b) will be null and void and any Restricted Stock which is hedged in any manner during this 1 year period will immediately be forfeited. All of the terms and conditions of this Award Agreement will be binding upon any permitted successors and assigns.

          (c) You shall have, with respect to the Restricted Stock, all the rights of a stockholder of the Company, including, if applicable, the right to vote the Restricted Stock and to receive any dividends, subject to the restrictions set forth in the Plan and this Award Agreement (including without limitation Section 2(d) below).

          (d) Any Shares or other securities of the Company received by you as a result of a distribution to holders of Restricted Stock or as a dividend on the Restricted Stock shall be subject to the same restrictions as the related Restricted Stock, and all references to Restricted Stock hereunder shall be deemed to include such Shares or other securities.

     3. Termination. Your rights in respect of future grants under this Award Agreement shall immediately terminate if at any time your employment with the Company terminates for any reason, other than by the Company without Cause (as defined in your Amended and Restated Employment Agreement with the Company dated as of May 8, 2008, as amended (your “Employment Agreement”)), except that you shall be entitled to receive a final grant of Restricted Stock determined in accordance with Section 1 for any portion of your Annual Stock Salary that you had accrued through the date of your termination of employment but had not yet been paid. If your employment is terminated by the Company without Cause (as defined in your Employment Agreement) prior to April 30, 2010, you shall continue to receive future grants under this Award Agreement from the date of such termination through April 30, 2010.

     4. Withholding, Consents and Legends.

          (a) The Company will satisfy all applicable federal, state, local and foreign taxes (including an FICA obligation) and make applicable deductions in respect of Annual Stock Salary earned by you over a payroll period and issue any Restricted Stock pursuant to Section 1(a) in respect of the remainder. In the alternative, you may remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

          (b) In all cases, you shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that may be incurred in connection with the issuance of the Restricted Stock.

          (c) The Company may affix to the certificates representing the Restricted Stock or to the direct registration account holding the Restricted Stock issued pursuant to this Award Agreement any legend that the Committee reasonably determines to be necessary or advisable and to be consistent with the other terms of this Award Agreement (including to reflect the holding period restrictions set forth in Section 2(b) of this Award Agreement). The Company may advise the transfer agent to place a stop transfer order against any legended Restricted Stock.

     5. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your Employment.

     6. No Increase in Severance. Neither your Annual Stock Salary nor the value of the Restricted Stock you receive pursuant to this Award Agreement (nor any cash received in lieu of fractional shares of Restricted Stock) will increase the amounts payable to you pursuant to the Company’s severance plans, retirement plans, compensation plans, programs and arrangements (including without limitation any payments due to you under Section 5 of your Employment Agreement).

     7. Offset. The Company has the right to offset against its obligation to deliver the Restricted Stock under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that you then owe to the Company.

     8. Amendment; Committee Discretion. The Committee may at any time amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your prior written consent (or the consent of your estate, if such consent is obtained after your death) with respect to amounts (i) that you have already earned and accrued or (ii) with respect to amounts you would be entitled to in accordance with Section 3 of this Award Agreement in the event of a termination of your employment prior to April 30, 2010 by the Company without Cause (as defined in your Employment Agreement). The Committee shall have full discretion with respect to the interpretation of this Award Agreement and any actions to be taken or determinations to be made in connection with this Award Agreement, and its interpretations, actions and determinations shall be final, binding and conclusive.

     9. Compliance with Law. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his rights under this Award Agreement.

     10. Successors. All obligations of the Company under the Plan and this Award Agreement, with respect to the Annual Stock Salary and the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company

     11. Governing Law. TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THIS AWARD AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

     12. Refusal of Award. If you desire to refuse the Annual Stock Salary or Restricted Stock granted pursuant to this Award Agreement, you must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after receipt of this Award Agreement.

     In Witness Whereof, the Company has caused this Award Agreement to be duly executed and delivered as of January 19, 2010.

CIT Group Inc.
By:

James J. Duffy
Executive Vice President
Human Resources

By:

Joseph M. Leone